Exhibit 99.2

3845 Corporate Centre Drive
O’Fallon, Missouri 63368
(636) 939-5100
http://www.synergeticsusa.com
Attn: Pamela G. Boone, Chief Financial Officer

SYNERGETICS USA ANNOUNCES PLAN TO CLOSE KING OF PRUSSIA, PA FACILITY AND TO CONSOLIDATE MANUFACTURING OPERATIONS IN O’FALLON, MO
Operating cost savings expected in Fiscal Year 2015 with significant cost leverage expected in Fiscal Year 2016

O’FALLON, MO. (October 1, 2013) – Synergetics USA (NASDAQ: SURG), announced today that it plans to close its King of Prussia, Pennsylvania facility and consolidate the manufacturing operations into its existing facility in O’Fallon, Missouri. The King of Prussia facility manufactures the Company’s bipolar electrosurgical generators, including the neurosurgical, pain-control and related irrigation units, and employs approximately 24 workers. Manufacturing that is currently performed in this facility will be transitioned to the O’Fallon facility. These products represented approximately 11% of total Company sales in fiscal year 2013. The Company expects all closing and consolidation activities to be completed by the end of calendar year 2014.

“Our plans to close the ‘East’ manufacturing facility and to consolidate the manufacturing operations into our facility in O’Fallon is part of our broader focus on streamlining processes and shifting to a lower-cost operating model,” said David M. Hable, the Company’s President and Chief Executive Officer. “Our capital equipment manufacturing capabilities are well established in O’Fallon. By centralizing manufacturing operations, we expect to improve production per employee, reduce operating costs and identify efficiencies, all while maintaining the world-class service levels our OEM partners demand.”

The affected employees in King of Prussia, PA, have been previously notified of the job reductions. These activities are expected to cost the Company approximately $900,000 over the next 14 months. The Company expects the announced activities to result in a reduction in operating expense of more than $1.0 million on an annualized basis beginning in fiscal year 2016.

About Synergetics USA, Inc.

Synergetics USA, Inc. (the “Company”) is a leading supplier of precision surgical devices. The Company’s primary focus is on the surgical disciplines of ophthalmology and neurosurgery. Distribution channels include a combination of direct and independent sales organizations and important strategic alliances with market leaders. The Company’s product lines focus upon precision engineered, disposable and reusable devices, procedural kits, and the delivery of various energy modalities for the performance of less invasive surgery including: (i) laser energy, (ii) ultrasonic energy, (iii) radio frequency for electrosurgery and lesion generation and (iv) visible light energy for illumination, and where applicable, simultaneous infusion (irrigation) of fluids into the operative field. The Company’s website address is http://www.synergeticsusa.com.

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Forward-Looking Statements

Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for the year ended July 31, 2013, as updated from time to time in our filings with the Securities and Exchange Commission.

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